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                                                                  EXHIBIT 24.2




                               MCN CORPORATION

                           SECRETARY'S CERTIFICATE



        The undersigned, Secretary of MCN Corporation, a Michigan corporation, hereby certifies that the following is a true and correct copy of a resolution duly adopted at a Regular Meeting of the Board of Directors of MCN Corporation on July 28, 1994, and such resolution has not been modified, amended or rescinded and remains in full force and effect on the date hereof.


                RESOLVED, it is in the best interests of the Corporation to issue, from time to time, debentures, notes and/or other debt obligations (the "Debt Securities") and Common stock and/or Preferred stock (the "Stock" and collectively together with the Debt Securities, the "Securities") which may be denominated or payable in or issued for an equivalent amount of foreign currencies or foreign currency units or which may be issued at original issue discount, the aggregate amount of Securities hereby authorized being that amount as may result in the initial offering prices to the public for all Securities aggregating up to $300 million, (determined in the case of foreign currencies or foreign currency units based upon the equivalent in U.S. Dollars).

                FURTHER RESOLVED, that the Corporation is authorized, subject to the limitations set forth below, to create, issue and sell the Securities on such terms and conditions as shall be determined by the pricing committee of directors and officers of the Corporation (the "Pricing Committee") appointed by the Board of Directors' resolutions.

                FURTHER RESOLVED, that the Chairman of the Board, Vice
              Chairman, or any Vice President (an "Authorized Officer") is hereby authorized and empowered to execute and deliver on behalf of the Corporation an indenture or indentures, including one or more supplements to any indenture, in the form approved or authorized by the Pricing Committee under its corporate seal to be thereto affixed and
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              attested by its Secretary, with the Trustee or Trustees
              appointed, such indenture or indentures, or supplement or supplements, to be in such form and content and bear such date as may be approved by the Authorized Officer executing the same, such approval to be conclusively evidenced by the execution of said indenture or indentures, or supplement or supplements.

                FURTHER RESOLVED, that subject to the authority of the Pricing
              Committee to determine any discount received by, or commission paid to, any underwriters or agents, any one Authorized Officer is hereby authorized and empowered to execute from time to time, on behalf of the Corporation, an underwriting agreement or agreements or any other type of agreement between the Corporation and the underwriter or representatives of the underwriters appointed and named in such underwriting agreement or agreements providing for the sale by the Corporation and the purchase of Securities by said underwriters.

                FURTHER RESOLVED, that any one Authorized Officer be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and deliver such other agreements, documents, certificates, and instruments as may be required by any Fiduciary in connection with an indenture or as may be necessary or appropriate in connection with the issuance and sale of the Securities.

                FURTHER RESOLVED, that any one Authorized Officer, and each of them, is hereby authorized and empowered to execute the Securities in temporary and definitive form, under his manual or facsimile signature and under the facsimile seal of the Corporation, attested by the manual or facsimile signature of the Secretary.

                FURTHER RESOLVED, that the Authorized Officers of the
              Corporation be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to prepare, execute and file, or cause to be prepared and filed, with the Securities and Exchange Commission (the "SEC") one or more Registration Statements with respect to the Securities under the Securities Act of 1933, as amended, together with all documents required as exhibits to said Registration Statement or Statements, or any amendments or supplements thereto, and all certificates, letters, instruments, applications and other documents which may be required to be filed with the SEC with respect to the registration and offering of Securities, and to take any and all actions that any such Authorized Officer shall deem necessary or advisable.
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                FURTHER RESOLVED, that it is desirable and in the best interest of the Corporation that the Securities be qualified or registered for sale in various states; that any one Authorized Officer is hereby authorized to perform on behalf of the Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any states, and in connection therewith to execute and file all requisite papers and documents.

                FURTHER RESOLVED, that the Authorized Officers of the
              Corporation be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to make application to such securities exchange as the officer acting shall deem necessary or appropriate for the listing thereon of any issues of Securities.

                FURTHER RESOLVED, that the Authorized Officers of the
              Corporation be, and each of them hereby is, authorized, and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation or otherwise as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions, including the performance of the obligations of the Corporation under the Underwriting Agreements or Sales Agreements, Indentures, the Securities, any Registration Statement or any agreement related to the Securities.


        IN WITNESS WHEREOF, I have hereunto affixed my signature this 20th day of September, 1994.



                                                 /s/ Daniel L. Schiffer
                                                 ------------------------
                                                 Daniel L. Schiffer, Secretary